EXHIBIT 8.2

(614) 464-6400

                    , 2004

Second Bancorp Incorporated

108 Main Street, S.W.

P.O. Box 1311

Warren, Ohio 44482

Ladies and Gentlemen:

You have asked us to provide our opinion regarding certain federal income tax consequences in connection with the merger (the “Merger”) described in the Agreement and Plan of Merger dated as of January 8, 2004 (the “Merger Agreement”) by and between Second Bancorp Incorporated (“SBI”), an Ohio corporation, and Sky Financial Group, Inc. (“Sky”), an Ohio corporation, pursuant to which SBI will merge with and into Sky.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Merger Agreement, (ii) the SBI Officer’s Certificate dated as of             , 2004, (iii) the Sky Officer’s Certificate dated as of             , 2004, (iv) the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the “Registration Statement”), and (v) such other documents and legal authorities as we have deemed necessary and appropriate in rendering our opinion.

In connection with our review of the Merger Agreement and the officers’ certificates described above (collectively, the “Officers’ Certificates”), we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof, (vi) all representations and statements set forth in such documents are true and correct, (vii) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such qualification, and (viii) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

The Merger Agreement provides that the Merger will constitute a merger, under the laws of the State of Ohio, of SBI with and into Sky. Sky will be the surviving corporation, and the separate corporate existence of SBI will cease.

As of January 8, 2004 (the “Agreement Date”), the authorized capital stock of Sky consisted of              shares of common stock, no par value (“Sky Common”), of which              shares were issued and outstanding. As of the Agreement Date, the authorized capital stock of SBI consisted of              common shares, without a par value (“SBI Common”), of which              shares were issued and outstanding.

On the date the Merger becomes effective (the “Effective Date”), each share of SBI then issued and outstanding, other than shares of SBI Common (i) held in treasury of SBI, (ii) held by Sky, or (iii) as to which the holder has commenced as of the Effective Date all procedures necessary through the Effective Date to assert dissenters’ rights in accordance with the provisions of Section 1701.85 of the Ohio Revised Code (“Dissenting Shares”), shall be converted into              shares of Sky Common.

Each share of SBI Common held (i) in the treasury of SBI, or (ii) by Sky immediately prior to the Effective Date of the Merger shall, by virtue of the Merger, be canceled and retired and all rights in the respect thereof shall cease to exist. Holders of Dissenting Shares shall, upon the effectiveness of the Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code, and any amounts required by Section 1701.85 to be paid to any holder of Dissenting Shares shall be paid by Sky as the surviving corporation.

Neither fractional shares nor scrip for fractional shares of Sky Common will be issued by Sky in the Merger. In lieu thereof, each holder of shares of SBI Common shall receive cash in an amount determined by multiplying the fractional share interest to which such holder otherwise would be entitled by the Corporation Closing Price, as defined by the Merger Agreement, of a share of Sky Common on The Nasdaq National Market.

Employees of SBI who have options to purchase SBI Common or rights to receive SBI Common pursuant to a performance stock agreement will receive cash in exchange for the termination of such options or rights.

DISCUSSION

Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) defines a tax-free reorganization to include a statutory merger. Since the Merger will be a statutory merger under the laws of the State of Ohio, the statutory requirement is satisfied. Moreover, SBI and Sky each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service (the “Service”) in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

Section 1.368-2(g) of the Treasury Regulations (the “Regulations”) provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers’ Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic assets in a business. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger because Sky’s wholly-owned subsidiary, Second National, will continue the banking business indirectly conducted by SBI.

Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity.

The Merger will satisfy the continuity of interest requirement. Sky has represented that all the shares of SBI Common outstanding immediately prior to the Merger will be exchanged solely for shares of Sky Common, except for cash paid to dissenters or in lieu of fractional shares. Sky has represented further that neither Sky nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any shares of Sky Common issued in the Merger. In addition, SBI has represented that neither SBI nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to SBI’s stock for consideration other than stock of SBI, that would cause a substantial part of the value of the proprietary interest in the acquired corporation not to be preserved.

Even though the Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code, SBI shareholders receive tax free only shares of Sky Common in accordance with Section 354 of the Code. Because SBI shareholders will be exchanging their stock for stock of Sky, both of which corporations are parties to the reorganization, no gain or loss will be recognized under Section 354(a) of the Code.

If an SBI shareholder dissents to the Merger and receives solely cash in exchange for such shareholder’s SBI Common shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder’s SBI Common shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the SBI Common shares so redeemed. This gain or loss will be capital gain or loss if the shares of SBI Common were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of SBI’s current or accumulated earnings and profits.

Under the tests of Section 302 of the Code, the redemption of a dissenting SBI shareholder’s SBI Common generally will be treated as a dividend unless the redemption (i) results in a “complete termination” of such shareholder’s direct or indirect stock interest in Sky under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to such shareholder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to such shareholder under Section 302(b)(1) of the Code.

In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting SBI shareholder, it is necessary to consider the shares of SBI Common owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder’s family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting SBI shareholder may be deemed to own constructively the shares of SBI Common held by persons who do not exercise dissenters’ rights.

Payment of cash to an SBI shareholder in lieu of fractional Sky Common shares will be treated as if such shares were distributed as part of the exchange and then redeemed by Sky. The payment received by an SBI shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code.

OPINIONS

Therefore, based on the description of the Merger in the Agreement, the representations set forth in the Officers’ Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:

1.    The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. SBI and Sky each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.    No gain or loss will be recognized by SBI upon the transfer of its assets to Sky in exchange for shares of Sky Common and the assumption by Sky of the liabilities of SBI.

3.    No gain or loss will be recognized by Sky on the receipt of the assets of SBI in exchange for shares of Sky Common and the assumption by Sky of the liabilities of SBI.

4.    The basis of the shares of Sky Common to be received by an SBI shareholder will be the same as the basis of the shares of SBI Common surrendered in exchange therefor.

5.    If an SBI shareholder dissents to the Merger and receives solely cash in exchange for such shareholder’s SBI Common, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder’s SBI Common, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the SBI Common so redeemed. This gain or loss will be capital gain or loss if the shares of SBI Common are held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of SBI’s current or accumulated earnings and profits.

6.    Payment of cash to an SBI shareholder in lieu of fractional Sky Common shares will be treated as if such fractional shares were distributed as part of the exchange and then redeemed by Sky. The payment received by an SBI shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

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Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on the understanding that the relevant facts are, and will be on the Effective Date, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent.

Respectfully,

VORYS, SATER, SEYMOUR AND PEASE LLP

By:

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